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Exhibit 99.1

AT EPIX
Peyton Marshall, Chief Financial Officer
Angela Elrod, Investor Relations Manager
(617) 250-6012

FOR IMMEDIATE RELEASE
June 3, 2004

EPIX Announces Exercise of Initial Purchasers' Over-allotment Option

Cambridge, MA, June 3, 2004—EPIX Medical, Inc. (the "Company") (Nasdaq: EPIX) today announced that the initial purchasers of $75 million in aggregate principal amount of 3.00% convertible senior notes due 2024 have exercised their over-allotment option to purchase an additional $25 million aggregate principal amount of such notes. The Company expects the closing of the sale of the total of $100 million aggregate principal amount of such notes to occur on June 7, 2004, which will result in proceeds of approximately $96 million to the Company net of initial purchasers' discount and issuance costs.

The notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws. The notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond EPIX's control, and could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, EPIX's ability to complete the offering of convertible senior notes on the anticipated timetable, market conditions, and other risks and uncertainties detailed from time to time in EPIX's filings with the Securities and Exchange Commission.

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EPIX Announces Exercise of Initial Purchasers' Over-allotment Option